EXHIBIT 2.1

Articles of Incorporation

CERTIFICATE OF INCORPORATION

OF

LEGACYHUB HOSPITALITY FUND I, INC.

I.The name of the corporation is LegacyHub Hospitality Fund I, Inc. (the “Corporation”).

II.The address of the Corporation’s registered office in the state of Delaware is 8 The Green Suite A, in the city of Dover, County of Kent, Zip Code 19901.  The name of its registered agent at such address is A Registered Agent, Inc.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

III.The total number of shares this corporation is authorized to issue is 10,500,000 shares consisting of two classes of shares to be designated, respectively, Class A Common Stock (“Voting Common Stock”) and Class B Common Stock (“Non-Voting Common Stock”). The total number of shares of Voting Common Stock this corporation shall have authority to issue is 500,000, each with a par value of $0.00001. The total number of shares of Non-Voting Common Stock that this corporation shall have authority to issue is 10,000,000, each with a par value of $0.00001.

IV.The corporation’s board of directors (the “Board of Directors”) shall have the full authority permitted by law to issue shares of Preferred Stock in the form of a series, and to provide for the issuance of such shares, as determined, from time to time, by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof.

V.The preferences, limitations, voting powers and relative rights of Voting Common Stock are as follows: (i) except as otherwise provided in these articles, or except as required by applicable law, the holders of Voting Common Stock shall vote together as a single voting group on all matters submitted to a vote of this corporation’s shareholders, (ii) except as otherwise expressly provided in these articles or required pursuant to applicable law each holder of Voting Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting). The holders of Non-Voting Common Stock shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. The preferences and relative rights of Non-Voting Common Stock will be divided into subclasses as determined, from time to time, by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof.

VI.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.  In furtherance of and not in limitation of the powers conferred by the laws of the state of Delaware, the Board of Directors of the Corporation is expressly authorized to make, amend or repeal Bylaws of the Corporation.

VII.To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VIII.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IX.The name and mailing address of the incorporator are as follows:

Emily J. Friedman, Esq.

1055 W 7th St 33rd Floor

Los Angeles, CA 90017

Executed on 5/20/2020.

/s/ Emily J. Friedman

Emily J. Friedman, Incorporator